Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of January 29, 2008, by and among NexCen Asset Acquisition, LLC, a Delaware limited liability company (“Buyer”), NexCen Brands, Inc., a Delaware corporation (“Parent”), Great American Cookie Company Franchising, LLC, a Delaware limited liability company (“GACCF”), and Great American Manufacturing, LLC, a Delaware limited liability company (“GAM,” and with GACCF, each individually, a “Seller,” and collectively, the “Sellers”), and Wilmington Trust Company, as escrow agent hereunder (the “Escrow Agent”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Purchase Agreement (as defined herein).  The Escrow Agent, Parent, Buyer and the Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Parent, Buyer, the Sellers, and Mrs. Fields Famous Brands, LLC (“MFFB”) have entered into that certain Asset Purchase Agreement, dated as of January 29, 2008 (the “Purchase Agreement”), pursuant to which the Sellers have agreed to sell, and Buyer has agreed to purchase, substantially all of the Sellers’ assets;

WHEREAS, pursuant to Sections 3.3(a) and 3.6 of the Purchase Agreement, a portion of the Initial Purchase Price is required to be held in escrow after the Closing Date to secure certain obligations of the Sellers and MFFB; and

WHEREAS, in order to fully and exclusively secure (i) the obligation, if any, of the Sellers for a Purchase Price Deficit Amount under Section 3.2(f) of the Purchase Agreement (an “Adjustment Claim”) and (ii) the indemnity and payment obligations of the Sellers and MFFB under Article XI of the Purchase Agreement (an “Indemnification Claim”), the Parties to the Purchase Agreement have agreed, pursuant to Section 3.6(a) of the Purchase Agreement, that Buyer shall cause to be deposited with the Escrow Agent 1,099,290 shares of common stock of Parent (the “Escrow Shares”) issued in the names of the Sellers.

NOW, THEREFORE, in consideration of these promises and the mutual obligations and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Appointment of Escrow Agent; Receipt of  Escrow Amount.

(a)   Parent, Buyer and the Sellers appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b)   Following the execution of this Agreement, Buyer shall deposit, or cause to be deposited, with the Escrow Agent the Escrow Shares as set forth in the Purchase Agreement. Buyer or Parent shall deliver to the Escrow Agent the stock powers necessary to carry forth distributions according to Section 3 of this Agreement.

(c)   Upon receipt by the Escrow Agent of the Escrow Shares, the Escrow Agent shall hold such Escrow Shares including (i) any securities into which the Escrow Shares may be reclassified or converted (collectively, with the Escrow Shares, the “Aggregate Escrow Shares”) and (ii) any cash dividends paid on the Aggregate Escrow Shares, and investment income earned on such dividends (cash amount of such dividends and investment income, the “Aggregate Dividend Amount”) and (iii) any cash proceeds from the sale of the Escrow Shares, and investment income earned on such proceeds (the “Aggregate Cash Sale Proceeds” and, together with the Aggregate Dividend Amount, the “Aggregate Cash Amount”) in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.  The Aggregate Cash Amount and the Aggregate Escrow Shares shall be referred to here as the “Escrow Amount.”

(d)   The Escrow Agent shall not distribute or release the Escrow Amount, except in accordance with the express terms and conditions of this Agreement.

2.             Treatment of Escrow Property.

(a)   Escrow Shares.

(i)            Voting.  The Aggregate Escrow Shares deposited and held in the Escrow Account are subject to a Registration Rights Agreement and a Voting Agreement.  The Escrow Agent shall not have any right to vote or consent with respect to the Aggregate Escrow Shares.

(ii)           Dividends.  If Parent declares and distributes dividends with respect to the Parent Shares during such time as the Aggregate Escrow Shares are held in the Escrow Account, Parent shall deposit in the Escrow Account the amount of such dividends allocable to such Aggregate Escrow Shares.  If Parent deposits amounts pursuant to such dividends in the Escrow Account in accordance with the provisions of this Section 2(a)(ii), MFFB shall include such dividends in their income for federal, state and local income tax purposes, provided that Parent timely provide MFFB with copies of Internal Revenue Service (“IRS”) Forms 1099 on which is reported the amount of such dividend income.  In addition, MFFB shall include in income for federal, state and local income tax purposes any interest earned on such dividends while held in the Escrow Account, provided that the Escrow Agent shall timely provide MFFB with IRS Forms 1099, on which is reported such interest income.

(iii)          Conversion of Parent Shares.  If the Parent Shares are converted by Parent through a stock split or a reverse stock split, then the Closing Date Reference Price shall be adjusted in direct but inverse relation to the stock split (the “Adjusted Closing Date Reference Price”).  For example, for illustration purposes only: (A)  if the Parent Shares are split 2 to 1, then the Adjusted Closing Date Reference Price shall be the Closing Date Reference Price divided by 2; or (B) if the Parent Shares undergo a reverse split of 1 to 2, then the Adjusted Closing Date Reference Price shall be the Closing Date Reference Price multiplied by 2.

(iv)          Permitted Sales of Aggregate Escrow Shares.  Beginning on the date that is six (6) months after the date of this Agreement, the Sellers shall be permitted to sell Aggregate Escrow Shares as and to the extent permitted by Section 7.8 of the Purchase

Agreement (the text of which is attached as Annex A hereto) provided that the net proceeds from such sales are promptly deposited with the Escrow Agent to be held as part of the Escrow Amount.  In the event that either Seller determines to sell any Aggregate Escrow Shares as permitted by Section 7.8 of the Purchase Agreement, it shall send a written notice to Buyer and the Escrow Agent advising them as to how many Aggregate Escrow Shares such Seller proposes to sell and within what period such Seller plans to sell such Aggregate Escrow Shares (a “Proposed Sale Notice”), it being understood that a Proposed Sale Notice is a statement of intention on such Seller’s part and not a commitment by it to effect the proposed sale.  In order to permit coordination among the parties to this Agreement and the transfer agent for the Parent Shares, any such Proposed Sale Notice shall be provided not less than two (2) Business Days before the day on which a sale order is given for a sale of the Aggregate Escrow Shares covered by the Proposed Sale Notice (if sold in an open market transaction) or a binding agreement to sell the Aggregate Escrow Shares covered by the Proposed Sale Notice is entered into by such Seller.  In connection with any sales of Aggregate Escrow Shares under this Section 2(a)(iv), such Seller will promptly provide written notice to Buyer and the Escrow Agent of the terms of any actual sale order or definitive agreement to sell and the parties will work together cooperatively in order to permit the timely delivery by such Seller of the Aggregate Escrow Shares to be sold to the purchaser thereof and the prompt deposit with the Escrow Agent into the Aggregate Escrow Amount of the net proceeds of such sale.  At any given time, the number of the Aggregate Escrow Shares sold under this Section 2(a)(iv) as a proportion of the total number of Aggregate Escrow Shares that were held as part of the Escrow Amount at the time of such sale shall be deemed to be the “Cash Proceeds Percentage”.

(v)           Transferability.  Other than as provided in Section 2(a)(iv) and Section 18, the Sellers may not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in the Escrow Amount at any time that the Aggregate Escrow Shares are held in escrow pursuant to this Agreement.

(vi)          New Certificates.  If fewer than the total number of the Aggregate Escrow Shares represented by any certificate (or certificates) representing the Aggregate Escrow Shares are to be distributed to Buyer, Parent, or the Sellers hereunder, Parent shall deliver a new certificate (or certificates) representing the number of the Aggregate Escrow Shares not distributed to the Escrow Agent within ten (10) Business Days after the Escrow Agent’s surrender of the certificate (or certificates) representing the distributed Aggregate Escrow Shares.

(vii)         Escrow Agent Obligations. Except as otherwise provided in Section 2(a) hereof, the Escrow Agent’s sole obligation with respect to any distribution of the Aggregate Escrow Shares to Buyer or Parent shall be to (i) deliver the certificate (or certificates) representing such Aggregate Escrow Shares and any related stock powers to Buyer, Parent or its designated stock transfer agent with appropriate instructions to Parent to issue a new certificate in the name of the Party or Parties entitled to such Aggregate Escrow Shares along with proper delivery instructions and (ii) instruct Parent or its designated stock transfer agent to issue a new certificate to be returned to the Escrow Agent for any undistributed Aggregate Escrow Shares. The Escrow Agent shall not be liable for any error, mistake, delay or failure to act by Buyer, Parent or its designated stock transfer agent, including without limitation, any error, mistake, delay or failure in the delivery of the Aggregate Escrow Shares.

(b)   Aggregate Cash Amount.

(i)            Permitted Investments.  The Escrow Agent shall invest and reinvest the Aggregate Cash Amount pursuant to written directions of the Sellers, and in the absence of such directions, in any or all of the following: (i) short-term direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof; (ii) certificates of deposit issued by any bank, trust company or national banking association having total capital and surplus in excess of $500,000,000 and rated at least AAA by Standard & Poor’s Rating Group and AAA by Moody’s Investors Services, Inc., to the maximum extent permitted by law; (iii) commercial paper rated in the highest grade by Standard & Poor’s Rating Group and/or Moody’s Investors Service, Inc., in each case having maturities of not more than thirty (30) days; or (iv) the U.S. Government Portfolio of the Wilmington family of mutual funds or any other mutual funds for which Escrow Agent or any affiliate of Escrow Agent may serve as investment advisor or other service provider (such investment described above in (i) through (iv) being collectively referred to herein as the “Permitted Investments”).  The parties acknowledge that shares in the mutual fund described in this Section 2(b)(i)(iv) are not obligations of Wilmington Trust company, are not deposits and are not insured by the FDIC.  The Escrow Agent or its affiliate is compensated by the mutual fund for services rendered in its capacity as investment advisor, custodian, and/or transfer agent, and such compensation is both described in detail in the prospectus for this mutual fund, and is in addition to the compensation paid Wilmington Trust Company in its capacity as Escrow Agent hereunder.  Investment earnings shall be credited to the Escrow Account until disbursed in accordance with this Agreement.  Any loss incurred from an investment or sale thereof other than losses resulting directly or indirectly from the gross negligence or willful misconduct of the Escrow Agent, shall be deducted from the Aggregate Cash Amount of the Escrow Account.  The Escrow Agent shall not be responsible for any losses on any uninvested cash remaining in the Escrow Account, which may occur because of bank failure or the Aggregate Cash Amount exceeding the FDIC limits.

(ii)           Disposition of Permitted Investments.  At the time that the Escrow Agent shall be required to make any payment in connection with the Escrow Account under this Agreement, the Escrow Agent shall promptly and timely liquidate the Permitted Investments associated with the Escrow Account hereunder to the extent necessary to make such payment in accordance with the terms hereof.

3.             Release of Escrow Amount.  The Escrow Amount shall only be distributed and released as follows:

(a)   Adjustment Claims.  If the Sellers fail to satisfy any amount owed to Buyer in accordance with Section 3.2(g) of the Purchase Agreement within three (3) Business Days following the Seller’s receipt of the Purchase Price Deficit Statement in accordance with Section 3.2(f), Buyer may deliver to the Sellers and the Escrow Agent a notice (the “Adjustment Draw-Down Notice”) setting forth the amounts claimed due to Buyer from the Sellers pursuant to Section 3.2(f) of the Purchase Agreement, together with a written confirmation by the Sellers as to such amount (such amount herein referred to as the “Cash Shortfall”).  Within three (3) Business Days following the delivery of the Adjustment Draw-Down Notice, the Escrow Agent shall transfer an amount equal to the Cash Shortfall to Buyer in accordance with Section 3(c) of this Agreement.

(b)   Indemnification Claims.

(i)            On each occasion on which Parent determines in good faith that any Buyer Indemnified Party is entitled to payment of a claim for indemnification against the Sellers or MFFB in accordance with Article XI of the Purchase Agreement, Parent or Buyer may deliver to the Sellers, MFFB, and the Escrow Agent a written request for the payment of such amount (“Draw-Down Request”).  The Draw-Down Request shall set forth the amount requested and, in reasonable detail, the specific basis (to the extent known) for the determination of the amount of the claim and why such Buyer Indemnified Party is entitled to the payment of such amount.

(ii)           Within five (5) Business Days after receipt by the Sellers and the Escrow Agent of any Draw-Down Request, the Sellers or MFFB may deliver to Parent, Buyer and the Escrow Agent a written objection to all or any part of the Draw-Down Request (“Objection”).

(iii)          If, in connection with any Draw-Down Request, the Sellers fail to deliver an Objection by the end of the fifth (5th) Business Day following the receipt by the Sellers of a Draw-Down Request, the Escrow Agent shall pay to the applicable Buyer Indemnified Party out of the Escrow Account an amount equal to the amount requested in the Draw-Down Request, in accordance with Section 3(c) of this Agreement.  Any such payment shall be made on or before the third (3rd) Business Day following the expiration of such five (5) day period.

(iv)          If the Sellers deliver a timely Objection with respect to all or any portion of a Draw-Down Request, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Draw-Down Request or the disputed portion thereof, as the case may be, pending receipt of either (A) written payment instructions signed by Parent and the Sellers specifying the agreement of the Parties as to the action to be taken by the Escrow Agent in respect of such Draw-Down Request (the “Payment Instructions”) or (B) a notice from Parent and the Sellers stating that such Draw-Down Request has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered (“Judgment Notice”) which is accompanied by a copy of a final, non-appealable order of such court (“Order”), pursuant to which such court has determined whether and to what extent the Buyer Indemnified Party is entitled to the amount requested in the Draw-Down Request. Upon receipt of Payment Instructions or a Judgment Notice, the Escrow Agent shall thereafter act in accordance with Section 3(b)(v) or Section 3(b)(vi) below, as applicable.

(v)           If the Escrow Agent receives Payment Instructions indicating that a Buyer Indemnified Party is entitled to payment in respect of all or any portion of the applicable Draw-Down Request, the Escrow Agent shall release from the Escrow Account and deliver to such Buyer Indemnified Party such amount as is indicated by such Payment Instructions in accordance with Section 3(c) of this Agreement.  The Escrow Agent shall deliver the amounts due to the Buyer Indemnified Party on or before the fifth (5th) Business Day following the date on which the Escrow Agent receives such Payment Instructions.  If the Payment Instructions indicate that a Buyer Indemnified Party is not entitled to all or any portion of the amount claimed in such Draw-Down Request (“Discharge Notice”), then the Escrow Agent shall (A) deliver to the Buyer Indemnified Party that portion, if any, of the amount claimed in the Draw-Down Request to which such Buyer Indemnified Party is entitled, in accordance with Section 3(c) of this Agreement, and (B) continue to hold the remaining amount of such Aggregate Escrow Shares and Aggregate Cash Amount in the Escrow Account in accordance with the terms of this Agreement.

(vi)          If the Escrow Agent receives a Judgment Notice and an Order with respect to any Draw-Down Request, then the Escrow Agent shall release from the Escrow Account and deliver to the applicable Buyer Indemnified Party such amount from the Escrow Account equal to the amount due such Buyer Indemnified Party, as indicated in such Order in accordance with Section 3(c) of this Agreement.  The Escrow Agent shall deliver the amounts due to the Buyer Indemnified Party on or before the fifth (5th) Business Day following the date on which the Escrow Agent receives such Order.  If such Order indicates that the applicable Buyer Indemnified Party is not entitled to all or any portion of the amount claimed in the Draw-Down Request (“Determination Discharge”), then the Escrow Agent shall (A) deliver to the Buyer Indemnified Party that portion, if any, of the amount claimed in the Draw-Down Request to which such Buyer Indemnified Party is entitled, in accordance with Section 3(c) of this Agreement, and (B) continue to hold the remaining amount of such Aggregate Escrow Shares and Aggregate Cash Amount in the Escrow Account in accordance with the terms of this Agreement.

(c)   Payments from the Escrow Fund.  The Escrow Agent shall pay all amounts due under an Adjustment Draw-Down Notice or Draw-Down Request, determined according to the terms of Section 3(a) and Section 3(b) of this Agreement, by releasing to the appropriate Buyer Indemnified Party a portion of the Escrow Amount with any of the Aggregate Escrow Shares being so released to be valued for such purposes at the Adjusted Closing Date Reference Price and the number of the Aggregate Escrow Shares to be so released to be rounded up to the nearest whole number.  In the event that there shall not be any Aggregate Cash Sale Proceeds at the time amounts are due under an Adjustment Draw-Down Notice or Draw-Down Request, then only Aggregate Escrow Shares shall be released unless the Escrow Account does not contain sufficient Aggregate Escrow Shares to satisfy an Adjustment Draw-Down Notice or Draw-Down Request, in which case the Escrow Agent shall release to the appropriate Buyer Indemnified Party all Aggregate Escrow Shares contained in the Escrow Account, and shall pay the remaining balance in cash from the Aggregate Dividend Amount.  In the event that there shall be Aggregate Cash Sale Proceeds at the time amounts are due under an Adjustment Draw-Down Notice or Draw-Down Request, then both Aggregate Escrow Shares and Aggregate Cash Sale Proceeds shall be released such that the amount of the Aggregate Cash Sale Proceeds so released shall represent the Cash Proceeds Percentage of the total amount released.  If the amount released pursuant to the immediately preceding sentence is not sufficient to satisfy an Adjustment Draw-Down Notice or Draw-Down Request, then the Escrow Agent shall release to the appropriate Buyer Indemnified Party a sufficient amount of the Aggregate Cash Sale Proceeds or the Aggregate Escrow Shares (whichever remains) to pay the remaining balance.  If the amount released pursuant to the two immediately preceding sentences is not sufficient to satisfy an Adjustment Draw-Down Notice or Draw-Down Request, then the Escrow Agent shall pay to the appropriate Buyer Indemnified Party the remaining balance in cash from the Aggregate Dividend Amount.

(d)   Release of Remaining Aggregate Escrow Shares.  On the date that is nine (9) months and one day after the Closing Date (the “Release Date”), the Escrow Agent shall promptly deliver to the Sellers, as instructed in writing by the Sellers, the Aggregate Escrow Shares and the Aggregate Cash Amount remaining in the Escrow Account on the Release Date (the “Disbursement Amount”); provided, however, that if the Escrow Agent shall have received on or before the Release Date one or more Draw-Down Requests which have not been paid in accordance with Section 3(c) as of the Release Date and as to which, on the Release Date, the Escrow Agent has not received and fully acted upon Payment Instructions or an Order, nor received a Discharge Notice or a Determination Discharge (any such Draw-Down Request being referred to as an “Outstanding Claim”) (it being agreed that to the extent that the precise amount of Damages with respect to any Outstanding Claim is not known prior to the Release Date, Buyer shall have the right to send the Sellers and the Escrow Agent on or before the Release Date a (or an updated) Draw-Down Request with respect to each Outstanding Claim that provides such Parties notice of such Buyer Indemnified Party’s good faith estimate of the maximum amount of Damages resulting from such Outstanding Claim) the Escrow Agent shall retain and continue to hold in accordance with the terms of this Agreement an amount of Aggregate Escrow Shares and Aggregate Cash Amount equal to the maximum amount claimed by such Buyer Indemnified Party under all Outstanding Claims (the “Retained Amount”).  The Escrow Agent shall deliver to the Sellers, as instructed by the Sellers such amount equal to the excess, if any, of the Disbursement Amount less the Retained Amount; and thereafter the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount as and when it receives Payment Instructions, Orders, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims.  Following the Release Date, in the event that the Retained Amount at any time exceeds the maximum amount (based on the most recent Draw-Down Request for each Outstanding Claim) of all Outstanding Claims, the Escrow Agent shall deliver according to the Sellers’ instructions, within five (5) Business Days of the Sellers’ written request for such delivery, such amount equal to such excess.

(e)   Joint Written Instructions.  Notwithstanding the foregoing, if at any time the Escrow Agent shall receive joint written instructions executed by the Sellers and Buyer (“Joint Written Instructions”) to release all or any portion of the Escrow Amount, then within five (5) Business Days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Aggregate Escrow Shares and the Aggregate Cash Amount in accordance with such Joint Written Instructions.  The Sellers and Buyer will cooperate in good faith in executing such Joint Written Instructions wherever reasonably necessary to ensure distributions of the Escrow Amount to the Party entitled thereto under the terms of the Purchase Agreement.

(f)    Written Statements.  As promptly as practicable following the delivery of any Escrow Amount from the Escrow Account, the Escrow Agent shall send a written statement to each of the Sellers and Buyer stating the number of Aggregate Escrow Shares and the amount of Aggregate Cash Amount so delivered and the amounts of the Aggregate Escrow Shares and the Aggregate Cash Amount remaining in the Escrow Account as of such date.

4.             Conditions to Escrow.  The Escrow Agent agrees to hold the Aggregate Escrow Shares and the Aggregate Cash Amount and to perform its responsibilities in accordance with the terms and provisions of this Agreement.  The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of any of Buyer, Parent, or the Sellers to perform in accordance with the Purchase Agreement or this Agreemepnt.  The Escrow Agent’s acceptance of its responsibilities hereunder is subject to the following terms and conditions which shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

(a)   Documents.  The Escrow Agent shall be fully protected and shall incur no liability (other than as a result of the Escrow Agent’s gross negligence or willful misconduct), in relying upon and acting upon any written certification, notice, instruction, direction, request, waiver, consent, receipt, communication, paper or other document that the Escrow Agent in good faith believes to be genuine and duly executed and delivered, and shall have no duty to inquire into or investigate the validity or accuracy of any thereof.

(b)   Liability.  The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith or willful misconduct.  In the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to Section 4(c) of this Agreement, in good faith be uncertain as to its duties or rights hereunder or reasonably believe any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action to which such ambiguity or uncertainty relates and shall be fully protected and shall not be liable in any way to Buyer, Parent, the Sellers or any other Person for refraining from taking such action, and its sole obligation, in addition to those of its duties hereunder as to which there is no such ambiguity or uncertainty and which are not impacted by such ambiguity or uncertainty, shall be to keep safe all property held in the Escrow Account until it shall be directed otherwise in writing by Buyer and the Sellers or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within 180 days after requesting the same, it shall have the right to interplead Buyer and the Sellers in any court of competent jurisdiction and request that such court determine its rights and duties hereunder.

(c)   Legal Counsel.  The Escrow Agent may seek the advice of legal counsel selected with reasonable care, including in the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement or any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written advice of such counsel.

(d)   Limitation of Duties.  The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of any other Party (whether or not it has any knowledge thereof).  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(e)   Resignation or Termination of Escrow Agent.  The Escrow Agent is entitled to resign at any time by delivering not less than thirty (30) days’ advance written notice of such resignation to Buyer, Parent and the Sellers, which notice shall specify the proposed effective date of resignation.  Buyer and the Sellers are entitled to terminate the services of the Escrow Agent at any time by delivering not less than thirty (30) days’ advance written notice (with such written notice being signed by Buyer and the Sellers) of such termination to the Escrow Agent, which notice shall specify the effective date of termination.  Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, Buyer and the Sellers shall jointly appoint a successor escrow agent.  The Escrow Agent’s resignation shall not be effective until (i) such appointment has been made, (ii) the Aggregate Escrow Shares and the Aggregate Cash Amount have been delivered to the successor escrow agent, and (iii) the successor’s acceptance of this Agreement and receipt of the Aggregate Escrow Shares and the Aggregate Cash Amount from the successor escrow agent and copies thereof shall have been sent to Buyer and the Sellers.  The Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent if Buyer and the Sellers do not designate one within sixty (60) days of receipt of such resignation from the Escrow Agent.

(f)    Discharge of Escrow Agent.  Upon the delivery of all of the Aggregate Escrow Shares and the Aggregate Cash Amount pursuant to the terms of Section 3 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

5.             Indemnification and Fees of the Escrow Agent.  In consideration of its acceptance of the appointment as Escrow Agent, Buyer and the Sellers shall each indemnify and hold the Escrow Agent harmless as to fifty percent (50%) of any loss, liability, cost or expense incurred without gross negligence, bad faith or willful misconduct by the Escrow Agent to any Person by reason of its having accepted the same or in carrying out any of the terms hereof.  Buyer and the Sellers shall each reimburse the Escrow Agent on request for fifty percent (50%) of its reasonable attorneys’ fees and for other reasonable costs and expenses it incurs in connection with carrying out its duties hereunder, including such amounts as set forth on the Escrow Agent Schedule of Fees.  In consideration of the Escrow Agent’s duties hereunder, the Escrow Agent is entitled to a fee in an amount set forth on Schedule I (the “Escrow Fee”), with such fee payable fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers.  Any amounts payable by the Sellers under this Section 5 (including any indemnification obligations, the Escrow Fee and any other fees or expenses) shall be payable directly by MFFB, on behalf of the Sellers.

6.             Notices.  All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the Party for whom such communication is intended, or three (3) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

If to the Sellers:

Mrs. Fields Famous Brands, LLC

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, UT  84121

Attn:    Michael Ward, EVP and General Counsel

Fax:     (801) 736-5944

If to Parent or Buyer:

NexCen Brands, Inc.

1330 Avenue of the Americas, 34th Floor

New York, NY  10019

Attn:    Sue J. Nam, General Counsel

Fax:      (212) 247-7132

with a copy to:

Kirkland & Ellis LLP

655 Fifteenth Street NW

Washington, DC  20005

Attn:    Mark D. Director, Esq.

Fax:     (202) 879-5200

If to the Escrow Agent:

Wilmington Trust Company

Rodney Square North

1100 N. Market Street

Wilmington, DE  19890

Attention:         David B. Young, Assistant Vice President

Fax:     (302) 636-4149

or to such other address as such Party shall specify by written notice to the other Parties. Any notice sent to the Escrow Agent shall also be sent to the other Parties to this Agreement.

7.             Entire Agreement; Amendments.  This Agreement, together with the Purchase Agreement, the Registration Rights Agreement and the Voting Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the Parties, whether written or oral, which may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by Buyer and the Sellers (a copy of which shall be promptly provided by Buyer to the Escrow Agent); provided that if any such amendment or waiver would in any way affect the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of Buyer and the Sellers.  No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.             Assigns and Assignment.  This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the Parties and upon all of their respective successors and assigns; provided that (a) no assignment of the interest of any other Party shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent and (b) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 4(e) above and Section 17 below.

9.             No Other Third Party Beneficiaries.  Other than as provided in Section 18, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, Buyer, the Buyer Indemnified Parties, and the Sellers and their permitted assigns any rights or remedies under or by reason of this Agreement.

10.          Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

11.          No Waiver.  No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.  The right of Buyer and the Sellers to receive all or any portion of the Aggregate Escrow Shares or the Aggregate Cash Amount under the circumstances described in Section 3 above is in addition to, and not in lieu of, any other remedies that any such Party may have against another Party pursuant to the Purchase Agreement or in the event of a breach of the Purchase Agreement.

12.          Severability.  The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

13.          No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

14.          Releases on Non-Business Days.  In the event that a release from the Escrow Account hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.

15.          Governing Law; Jurisdiction.  This Agreement, and the rights of the Parties under this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware.

16.          Counterparts.  This Agreement may be executed by the Parties individually or in any combination, in one or more counterparts (including by means of telecopied signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

17.          Successor Escrow Agent Entity. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

18.          Pledge Under the Indenture and Collateral Agreements.  Notwithstanding any other provision herein to the contrary, the Parties acknowledge and agree that the Sellers are assigning their rights under this Agreement as collateral under the Indenture and the related Collateral Agreements (as defined in the Indenture).

[SIGNATURE PAGE FOLLOWS]

To evidence their agreement, the Parties have caused this Agreement to be executed on the date first written above.

NEXCEN ASSET ACQUISITION, LLC

By: NexCen Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Title:	President and Chief Executive Officer

NEXCEN BRANDS, INC.

By:	/s/ Robert D’Loren
Title:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC

	By:	/s/ Michael Ward
:		Name	Michael Ward
		Title:	Executive VP, Chief Legal Officer
and Secretary

GREAT AMERICAN MANUFACTURING, LLC

	By:	/s/ Michael Ward
		Name:	Michael Ward
		Title:	Executive VP, Chief Legal Officer
and Secretary

Signature Page to Escrow Agreement

WILMINGTON TRUST COMPANY

By:	/s/ David B. Young
Name: David B. Young
Title: Assistant Vice President

Signature Page to Escrow Agreement

Annex A

7.8  Restrictions on Sale of Parent Shares.  During the six (6) month period following the Closing Date (such period herein referred to as the “Initial Period”), neither Seller shall, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, offer, sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner either privately or publicly (each, a “Transfer”) any of the Parent Shares or Shares of the Parent acquired by the Sellers pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Parent (each an “Adjustment”) affecting Parent Shares (together with the Parent Shares, “Securities”), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such agreement or transaction is to be settled by delivery of the Securities; provided, however, that the Sellers may pledge their rights in the Parent Shares in accordance with the Indenture.  Following the Initial Period, the restrictions on Transfer provided for in this Section 7.8 shall lapse with respect to 25% of the number of Parent Shares owned by the Sellers in the aggregate (taking into account and proportionally adjusting for any Adjustments occurring during such period) and the Sellers may Transfer such Parent Shares, in open market transactions without restriction.  On the first day of each of the first three consecutive three month periods following the six month anniversary of the Closing Date, the restrictions on Transfer provided for in this Section 7.8 shall lapse with respect to 25% of the aggregate number of Parent Shares paid to the Sellers at Closing, (taking into account and proportionally adjusting for any Adjustments occurring during such period) and the Sellers may Transfer such Parent Shares, in open market transactions without restriction, subject to an effective Registration Statement (as defined in Section 7.9) covering such Parent Shares or an available exemption from registration.

Schedule I

Escrow Agent Schedule of Fees

Note:

Subject to a legal and administrative review of the governing documents and acceptable indemnification for our fees and expenses from a creditworthy entity.  Out of pocket expenses (including outside counsel’s fees and expenses in connection with the closing and in connection with any post-closing matters) are additional and are billed separately within 30 days from closing.  Wilmington Trust requests that whenever possible, the initial fee and the first year’s Annual Administration Fee be paid on the closing date by wire transfer per the following wire transfer instructions:  Wilmington Trust Company, Wilmington, Delaware; ABA No. 031100092;    for credit to the account of Nexcen/GACCF/GAM Escrow; Account No.  084584-000; Attn:  David Young; Ref:  Escrow Agent’s Fee and Expenses.  Thereafter, the Annual Administration Fee is due and payable annually in advance on each anniversary of the closing date. Transaction Fees are due and payable annually in arrears.  All fees are non- refundable and will not be prorated in the event of an early termination of the Trust.  In the event that the transaction does not close Wilmington Trust reserves the right to be paid its Initial Fee.  All fees quoted are guaranteed for a period of 90 days.

Annual Administration Fee	$3,500.00

Covers acceptance of appointment as Escrow Agent including complete study of drafts of Escrow Agreement and all supporting documents in connection therewith, conferences until final Agreement is agreed upon, execution of final Agreement and administrative duties in connection with the security provisions of the Agreement.

Transaction Fees

A) Purchase, sale, withdrawal, maturities calls and puts of domestic securities	$15.00
B) Physical delivery of domestic securities	$50.00
C) Purchase of Eurodollar certificate of deposit	$65.00
D) Principal amortizing securities (per pool/per month)	$10.00
E) Check Issuance Fee (per check issued and mailed)	$15.00
F) Wire Charge (per transfer)
Outgoing**	$25.00
Incoming **	$10.00
G) For each Form 1099	$1.50